Exhibit 99.1

April 8, 2004

CHESAPEAKE CORPORATION ANNOUNCES

SALE OF OVER-ALLOTMENT SHARES

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced that the underwriters of its recent public offering of 3.65 million shares of its common stock, which closed on March 15, 2004, have exercised their over-allotment option to acquire an additional 403,300 shares at a public offering price of $24 per share. The sale and purchase of these additional shares closed today.

Chesapeake's net proceeds from the sale of these additional shares, after deducting discounts, commissions and estimated expenses, are approximately $9 million. Chesapeake intends to use the net proceeds from the sale of the additional shares sold today to repay outstanding borrowings under its senior bank credit facility and to make open market purchases of its debt securities.

Citigroup Global Markets Inc. and Banc of America Securities LLC acted as joint book-running managers for the offering. Chesapeake was represented by Hunton & Williams LLP and the underwriters were represented by Shearman & Sterling LLP.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Virginia. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of that state. A shelf registration statement relating to these securities has previously been filed with, and declared effective by, the Securities and Exchange Commission. A final prospectus supplement related to the offering has been filed with the Securities and Exchange Commission and is available on the SEC's website, www.sec.gov. Printed copies of the final prospectus supplement related to this offering may also be obtained from Citigroup and Banc of America. For copies of the prospectus supplement, please contact:
Citigroup Global Markets Inc. Brooklyn Army Terminal 140 58th Street, 8th Floor Brooklyn, New York 11220 (718) 765-6732 Attention: Prospectus Department	Banc of America Securities LLC 100 West 33rd Street New York, New York 10001 (646) 733-4166 Attention: Prospectus Department

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.